Artisan Partners Asset Management Inc. Reports April 2014 Assets Under Management
Milwaukee, WI - May 9, 2014 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of April 30, 2014 totaled $106.8 billion. Separate accounts accounted for $45.1 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $61.7 billion.

After the conclusion of the seventh NYSE trading day of each month, the company intends to report AUM for the prior month by issuing a news release and filing a Form 8-K with the Securities and Exchange Commission. Investors and others may also access the information on the company’s Investor Relations website: www.apam.com.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of April 30, 2014 - ($ Millions)
Global Equity Team
Non-U.S. Growth	27,464
Non-U.S. Small-Cap Growth	1,699
Global Equity	316
Global Small-Cap Growth	164

U.S. Value Team
U.S. Mid-Cap Value	15,467
U.S. Small-Cap Value	3,780
Value Equity	2,046

Growth Team
U.S. Mid-Cap Growth	15,936
U.S. Small-Cap Growth	2,669
Global Opportunities	3,002

Global Value Team
Non-U.S. Value	17,450
Global Value	15,230

Emerging Markets Team
Emerging Markets	1,310

Credit Team
High Income	203
Firm Total	$106,777	[1]

[1]Includes an additional $41.3 million in assets managed in a portfolio not currently made available to outside investors to evaluate its potential viability as a strategy to be offered to clients.
ABOUT ARTISAN PARTNERS
Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Press Inquiries
Bob Batchelor
866.642.1770
pr@artisanpartners.com